Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations.
(617) 796-8232

Hospitality Properties Trust Announces Redemption of 7% Series C Preferred Shares

Newton, MA (May 30, 2013):  Hospitality Properties Trust (NYSE: HPT) today announced that it will redeem all of its 6.7 million outstanding 7% Series C Cumulative Redeemable Preferred Shares (CUSIP No.: 44106M508 and NYSE: HPT PR C) (“Series C Preferred Shares”) at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption.  This redemption is expected to occur on or about July 1, 2013.  Dividends will cease to accrue on the Series C Preferred Shares as of the redemption date.  Holders who hold Series C Preferred Shares through the Depository Trust Company (DTC) will be redeemed in accordance with DTC’s procedures.  Questions relating to the notice of redemption and related materials should be directed to Wells Fargo Shareowner Services, HPT’s transfer agent and the paying agent for the redemption of the Series C Preferred Shares, at 1-800-468-9716.  The address of the paying agent is Wells Fargo Shareowner Services, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.

HPT expects to fund this redemption with proceeds from its offering of 4.5% Unsecured Senior Notes Due 2023.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns or leases 290 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada.  HPT is headquartered in Newton, Massachusetts.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS MAY NOT OCCUR.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT HPT HAS ELECTED TO REDEEM ALL OF ITS 6.7 MILLION OUTSTANDING 7% SERIES C CUMULATIVE PREFERRED SHARES AND THAT THIS REDEMPTION IS EXPECTED TO OCCUR ON JULY 1, 2013.  HOWEVER, THE EXPECTED REDEMPTION OF THE 6.7 MILLION OUTSTANDING 7% SERIES C PREFERRED SHARES MAY NOT BE COMPLETED OR IT COULD BE DELAYED DUE TO THE OCCURRENCE OF UNFORESEEN OR OTHER CIRCUMSTANCES.  FOR THESE REASONS, AMONG OTHERS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

(end)